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                                                                   EXHIBIT 11
                         BARRETT BUSINESS SERVICES, INC.
                       STATEMENT OF CALCULATION OF AVERAGE
                            COMMON SHARES OUTSTANDING


                                                               Three Months
                                                                  Ended
                                                              June 30, 1996
                                                              -------------

Primary Earnings Per Share:
   Weighted average number of shares                             6,739,075
    Stock option plan shares to be issued at prices
    ranging from $3.50 to $18.6875 per share                       515,635
    Warrant issues at a price of $4.20 per share                    90,000
    Less: Assumed purchase at average market price
          during the period using proceeds received upon
          exercise of options and purchase of stock, and
          using tax benefits of compensation due to
          premature dispositions                                  (367,115)
      Total Primary Shares                                       6,977,595

Fully Diluted Earnings Per Share:
   Weighted average number of shares                             6,739,075
      Stock option plan shares to be issued at prices
        ranging from $3.50 to $18.6875 per share                   515,635
    Warrant issues at a price of $4.20 per share                    90,000
    Less: Assumed purchase at the higher of ending or
          average market price during the period using
          proceeds received upon exercise of options and
          purchase of stock, and using tax benefits of
         compensation due to premature dispositions               (356,085)
       Total Diluted Shares                                      6,988,625